                                                                    EXHIBIT 12.1

                   SPIEKER PROPERTIES, INC. AND SUBSIDIARIES

           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                            AND PREFERRED DIVIDENDS
                         (IN THOUSANDS, EXCEPT RATIOS)

                                                                                                    SPIEKER PARTNERS
                                             SPIEKER PROPERTIES, INC. CONSOLIDATED                 PROPERTIES COMBINED
                                   ---------------------------------------------------------   ---------------------------
                                                                                 PERIOD OF      PERIOD OF
                                                                                NOVEMBER 19,    JANUARY 1,
                                    YEAR ENDED     YEAR ENDED     YEAR ENDED      1993 TO        1993 TO       YEAR ENDED
                                   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   NOVEMBER 18,   DECEMBER 31,
                                       1996           1995           1994           1993           1993           1992
                                   ------------   ------------   ------------   ------------   ------------   ------------
Earnings:
  Income (loss) from operations
     before disposal of real
     estate properties and
     minority interest...........    $ 65,764       $ 30,335       $ 13,363        $1,699        $(15,144)      $ (8,497)
  Interest expense(1)............      37,235         46,386         44,395         4,522          47,176         50,640
  Amortization of capitalized
     interest....................         266            195            183            21             154            169
                                     --------        -------        -------        ------        --------        -------
  Total earnings.................    $103,265       $ 76,916       $ 57,941        $6,242        $ 32,186       $ 42,312
                                     ========        =======        =======        ======        ========        =======
Fixed charges:
  Interest expense(1)............    $ 37,235       $ 46,386       $ 44,395        $4,522        $ 47,176       $ 50,640
  Capitalized interest...........       3,116          1,301            468            --             265          1,107
  Series A Preferred
     Dividends(2)................       2,098          2,048          1,238            --              --             --
  Series B Preferred
     Dividends(3)................      10,041            586             --            --              --             --
                                     --------        -------        -------        ------        --------        -------
  Total fixed charges and
     preferred dividends.........    $ 52,490       $ 50,321       $ 46,101        $4,522        $ 47,441       $ 51,747
                                     ========        =======        =======        ======        ========        =======
Ratio of earnings to fixed
  charges (excluding preferred
  dividends).....................        2.56           1.61           1.29          1.38(4)         0.68(4)        0.82
                                     ========        =======        =======        ======        ========        =======
Ratio of earnings to combined
  fixed charges and preferred
  dividends(2)(3)................        1.97           1.53           1.26
                                     ========        =======        =======
Fixed charges in excess of
  earnings.......................    $     --       $     --       $     --        $   --        $ 15,255       $  9,435
                                     ========        =======        =======        ======        ========        =======

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Notes:

(1) Includes amortization of debt discount and deferred financing fees.

(2) The Company issued 1,000 shares of Series A Preferred Stock on May 13, 1994. Prior to that date there was no preferred stock outstanding.

(3) The Company issued 4,250 shares of Series B Preferred Stock in December
    1995.

(4) The ratio for the year ended December 31, 1993 (which combines the result of operations of Spieker Properties, Inc. and Spieker Partners Properties) is
    0.74 and fixed charges in excess of earnings is $13,535.